Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3/A, No. 333-183704) and related Prospectus of Cytomedix, Inc. for the registration of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 13, 2012, with respect to the financial statements of Aldagen, Inc. included in the Cytomedix, Inc. Current Report on Form 8-K/A dated August 14, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

October 15, 2012